Execution Version

$238,445,927.35 LETTER OF CREDIT FACILITY AGREEMENT
Between
CINCINNATI FINANCIAL CORPORATION,

as Borrower,
and
THE BANK OF NOVA SCOTIA, as Bank

Dated as of February 25, 2019

TABLE OF CONTENTS
Contents
1.DEFINITIONS, CONSTRUCTION AND SIMILAR PROVISIONS    1
1.1Certain Definitions.    1
1.2Construction.    18
1.3Accounting Principles.    19
1.4Completion Date Subsidiaries.    19
2.LETTER OF CREDIT FACILITY    19
2.1Letter of Credit Facility.    19
2.2Letter of Credit.    19
2.2.1Issuance of Letter of Credit.    19
2.2.2Letter of Credit Fees.    20
2.2.3Disbursements, Reimbursement.    20
2.2.4Documentation.    21
2.2.5Determinations to Honor Drawing Requests.    21
2.2.6Nature of Reimbursement Obligations.    21
2.2.7Indemnity.    22
2.2.8Liability for Acts and Omissions.    23
2.3Purpose and Application.    24
2.3.1Purpose.    24
2.3.2Letter of Credit Subordinated .    24
2.3.3Application.    24
2.4Cash Collateral.    25
2.4.1Expiration Date Cash Collateralization.    25
2.4.2Mandatory Cash Collateralization.    25
2.4.3Unfunded Solvency Deficit Cash Collateralization.    25
2.4.4Tail Period Cash Collateralization.    25
2.4.5Further Cash Collateralization.    25
2.4.6Termination of Requirement.    25
2.4.7Borrower Cash Collateral Direction.    26
2.5Reduction of LC Commitment.    26
2.6Cancellation of the Letter of Credit.    26
2.7Obligations.    26
3.PAYMENTS AND INTEREST    26
3.1Payments.    26
3.2Increased Costs.    27
3.2.1Increased Costs Generally.    27
3.2.2Capital Requirements.    27
3.2.3Certificates for Reimbursement; Repayment of Outstanding Obligations.    27
3.2.4Delay in Requests.    27
3.3Taxes.    28
3.3.1Payments Free of Taxes.    28
3.3.2Payment of Other Taxes by the Borrower.    28
3.3.3Indemnification by the Borrower.    28
3.3.4Evidence of Payments.    28
3.3.5Status of the Bank.    28
3.3.6Treatment of Certain Refunds.    30
3.3.7Survival.    31
3.4Indemnity.    31
3.5LIBOR.    31
3.5.1LIBOR.    31
3.5.2LIBOR Rate Unascertainable.    31
3.5.3Illegality.    32
3.6Successor LIBOR Rate Index .    32
3.6.1LIBOR Termination.    32
3.6.2LIBOR Amendment.    32
3.6.3Replacement Index.    32
3.6.4Floor.    33
4.REPRESENTATIONS AND WARRANTIES    33
4.1Representations and Warranties.    33
4.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.    33
4.1.2Subsidiaries and Owners; Investment Companies.    33
4.1.3Validity and Binding Effect.    34
4.1.4No Conflict; Material Agreements; Consents.    34
4.1.5Litigation.    34
4.1.6Financial Statements.    34
4.1.7Margin Stock.    35
4.1.8Full Disclosure.    35
4.1.9Taxes.    35
4.1.10Patents, Trademarks, Copyrights, Licenses, Etc.    35
4.1.11Insurance.    36
4.1.12ERISA Compliance.    36
4.1.13Environmental Matters.    36
4.1.14Solvency.    36
4.1.15Insurance Licenses.    36
4.1.16Certificate of Beneficial Ownership.    37
4.1.17Corporate Member.    37
4.1.18Appointment as Managing Agent.    37
4.1.19Underwriting Standards and Investment Guidelines.    37
4.1.20Anti-Terrorism Laws.    37
4.1.21Existing Asset.    37
5.CONDITIONS OF ISSUANCE OF THE LETTER OF CREDIT    37
5.1Conditions to Effectiveness.    37
5.1.1Deliveries.    37
5.2The Letter of Credit.    38
6.COVENANTS    39
6.1Affirmative Covenants.    39
6.1.1Preservation of Existence, Etc.    39
6.1.2Payment of Liabilities, Including Taxes, Etc.    39
6.1.3Maintenance of Insurance.    39
6.1.4Maintenance of Properties and Leases.    39
6.1.5Visitation Rights.    40
6.1.6Keeping of Records and Books of Account.    40
6.1.7Compliance with Laws; Use of Proceeds.    40
6.1.8Certificate of Beneficial Ownership and Other Additional Information.    40
6.1.9Lloyd's Syndicate Accounting Rules.    40
6.1.10Regulatory Compliance.    41
6.1.11Funds at Lloyd's Compliance.    41
6.1.12Underwriting Standards and Investment Guidelines.    41
6.1.13Minimum Ratings.    41
6.1.14Corporate Member.    41
6.1.15Business Plan.    41
6.1.16Sanctions; Anti-Corruption Laws.    41
6.1.17Completion Date.    41
6.2Negative Covenants.    42
6.2.1Indebtedness.    42
6.2.2Liens; Lien Covenants.    42
6.2.3Guaranties.    43
6.2.4Dividends and Related Distributions.    43
6.2.5Liquidations, Mergers, Consolidations, Acquisitions.    43
6.2.6Dispositions of Assets or Subsidiaries.    43
6.2.7Affiliate Transactions.    43
6.2.8Continuation of or Change in Business.    44
6.2.9Fiscal Year.    44
6.2.10Changes in Organizational Documents.    44
6.2.11Limitation on Certain Restrictions on Subsidiaries.    44
6.2.12Anti-Terrorism Laws.    44
6.2.13Consolidated Debt to Total Capitalization.    45
6.2.14Own FAL.    45
6.2.15Third Party FAL.    45
6.3Reporting Requirements.    45
6.3.1Quarterly Financial Statements.    45
6.3.2Annual Financial Statements.    45
6.3.3Quarterly Monitoring Return.    45
6.3.4Certificate of the Borrower.    46
6.3.5Unfunded Solvency Deficit .    46
6.3.6Notices.    46
7.DEFAULT    48
7.1Events of Default.    48
7.1.1Payments Under FAL LC Documents .    48
7.1.2Breach of Warranty .    48
7.1.3Breach of Negative Covenants or Visitation Rights.    48
7.1.4Breach of Other Covenants.    49
7.1.5Defaults in Other Agreements or Indebtedness.    49
7.1.6Final Judgments or Orders.    49
7.1.7FAL LC Document Unenforceable.    49
7.1.8Proceedings Against Assets.    49
7.1.9Events Relating to Plans and Benefit Arrangements.    49
7.1.10Change of Control.    49
7.1.11Regulatory Orders .    50
7.1.12Solvency Test.    50
7.1.13The Borrower's Business.    50
7.1.14Withdrawal of the Permission/Authority of the Managing Agent.    50
7.1.15Managing Agent Ceases to Act.    50
7.1.16Insurers (Reorganization and Winding Up)(Lloyd's) Regulations 2005.    50
7.1.17Financial Services and Markets Act 2000.    50
7.1.18Insurance Licenses.    51
7.1.19Relief Proceedings.    51
7.2Consequences of Event of Default.    51
7.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.    51
7.2.2Bankruptcy, Insolvency or Reorganization Proceedings.    51
7.2.3Set-off.    52
7.2.4Application of Proceeds.    52
8.MISCELLANEOUS    52
8.1Modifications, Amendments or Waivers.    52
8.2No Implied Waivers; Cumulative Remedies.    52
8.3Expenses; Indemnity; Damage Waiver.    53
8.3.1Costs and Expenses.    53
8.3.2Indemnification by the Borrower.    53
8.3.3Waiver of Consequential Damages, Etc.    54
8.3.4Payments.    54
8.4Holidays.    54
8.5Notices; Effectiveness; Electronic Communication.    54
8.5.1Notices Generally.    54
8.5.2Electronic Communications.    54
8.5.3Change of Address, Etc.    55
8.6Severability.    55
8.7Duration; Survival.    55
8.8Successors and Assigns.    55
8.8.1Successors and Assigns Generally.    55
8.8.2Assignments by the Bank.    56
8.8.3Register.    56
8.8.4Participations.    56
8.8.5Limitations upon Participant Rights Successors and Assigns Generally.    57
8.8.6Certain Pledges; Successors and Assigns Generally.    57
8.9Confidentiality.    58
8.9.1General.    58
8.9.2Sharing Information With Affiliates of the Bank.    58
8.10Counterparts; Integration; Effectiveness.    58
8.10.1Counterparts; Integration; Effectiveness.    58
8.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.    59
8.11.1Governing Law.    59
8.11.2SUBMISSION TO JURISDICTION.    59
8.11.3WAIVER OF VENUE.    59
8.11.4SERVICE OF PROCESS.    59
8.11.5WAIVER OF JURY TRIAL.    59
8.12USA Patriot Act Notice.    60
8.13Contractual Recognition of Bail-In.    60

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	- APPLICABLE LETTER OF CREDIT FEE RATE

SCHEDULE 1.1(B)	- LC COMMITMENT OF THE BANK AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(P)	- PERMITTED LIENS

SCHEDULE 4.1.2	- SUBSIDIARIES

SCHEDULE 4.1.10	- INTELLECTUAL PROPERTY
SCHEDULE 6.2.1    -    PERMITTED INDEBTEDNESS
EXHIBITS

EXHIBIT 1	- INTERCOMPANY SUBORDINATION AGREEMENT

EXHIBIT 2	- LETTER OF COMFORT

EXHIBIT 3	- SUBSTITUTION LETTER

EXHIBIT 4	- LETTER OF CREDIT

EXHIBIT 5	- U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT 6	- QUARTERLY COMPLIANCE CERTIFICATE

EXHIBIT 7	- CERTIFICATE OF BENEFICIAL OWNERSHIP

709155153 12403011

LETTER OF CREDIT FACILITY AGREEMENT
THIS LETTER OF CREDIT FACILITY AGREEMENT (as hereafter amended, restated, amended and restated, supplemented or otherwise modified, this “Agreement”) is dated as of February 25, 2019 and is made by and between CINCINNATI FINANCIAL CORPORATION, an Ohio corporation (the “Borrower”), and THE BANK OF NOVA SCOTIA , in its capacity as issuing lender under this Agreement (hereinafter referred to in such capacity as the “Bank”).
WHEREAS, the Borrower intends to consummate the Acquisition Transaction referred to below, pursuant to which it will acquire the entire issued share capital of MSP Underwriting Limited, the direct parent of the Corporate Member;
WHEREAS, the Borrower wishes for the Bank to issue a Letter of Credit for the benefit of Lloyd's, as Funds at Lloyd's, to support and stand as security for the general business at Lloyd's of the Corporate Member for the 2019 year of account and each prior open year of account;
WHEREAS, such Letter of Credit is to be substituted for the Existing Asset as Funds at Lloyd’s of the Corporate Member on the Substitution Date in accordance with the terms of the Substitution Letter; and
WHEREAS, the Bank is willing to issue such Letter of Credit on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
1.DEFINITIONS, CONSTRUCTION AND SIMILAR PROVISIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Acquisition Agreement shall mean the Agreement for the sale and purchase of the entire issued share capital of MSP Underwriting Limited between the Borrower, as buyer, and Münchener Rückversicherungs Gesellschaft AG, as seller, dated October 11, 2018.
Acquisition Transaction shall mean the acquisition by the Borrower of the entire issued share capital of MSP Underwriting Limited in accordance with the terms of the Acquisition Agreement.
Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
Anti-Corruption Laws shall mean all laws and requirements of any jurisdiction (including, without limitation, the United States of America and Canada) applicable to the Borrower and its Affiliates concerning or relating to bribery or corruption, including, without limitation, the FCPA, the UK Bribery Act 2010, applicable anti-corruption laws in United States of America and Canada and other similar applicable anti-corruption legislation in other jurisdictions.
Anti-Money Laundering Laws shall mean, with respect to the Borrower and its Affiliates, all Applicable Laws concerning or relating to anti-money laundering and anti-terrorism financing, including, without limitation, the USA PATRIOT Act, the Money Laundering Control Act of 1986 and other legislation, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and all rules and regulations implementing these laws, as any of the foregoing may be amended from time to time.
Anti-Terrorism Laws shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, including Executive Order No. 13224, the USA Patriot Act, Money Laundering Control Act of 1986 (18 U.S.C. 1956 at seq), the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
Applicable Insurance Regulatory Authority shall mean, with respect to any Insurance Company, the Corporate Member and/or the Managing Agent, the insurance department or similar administrative authority or agency of the jurisdiction in which such Insurance Company, the Corporate Member and/or the Managing Agent, as applicable, is domiciled or operates, including any federal, national or supranational insurance department, similar administrative authority or agency which asserts insurance regulatory jurisdiction over such Insurance Company, the Corporate Member and/or the Managing Agent, as applicable, provided Lloyd’s shall be deemed to be an Applicable Insurance Regulatory Authority.
Applicable Law shall mean, as to any Person, all applicable Laws binding upon such Person or to which such Person is subject.
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum provided on Schedule 1.1(A) below the heading "Applicable Letter of Credit Fee Rate" which rate shall be applied as of any date of determination with respect to all or the applicable portion of the Letter of Credit Obligations, in each case, as provided on Schedule 1.1(A).
Approved Credit Institution shall have the meaning given to it in Appendix I of the Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s).
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) the Bank, (b) an Affiliate of the Bank or (c) an entity or an Affiliate of an entity that administers or manages the Bank.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by the Bank and an assignee permitted under Section 8.8.
Authorized Officer shall mean, with respect to the Borrower, the Chief Executive Officer and Chief Financial Officer of the Borrower or such other individuals, designated by written notice to the Bank from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Bank.
Availability Period shall mean the period commencing on the Closing Date and ending on the tenth Business Day thereafter.
Bail-In Action shall mean the exercise of any Write-down and Conversion Powers.
Bail-In Legislation shall mean:
(A)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and
(B)    in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Beneficial Owner shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.
Beneficial Ownership Regulation shall mean 31 C.F.R. § 1010.230.
Borrower shall have the meaning specified in the Preamble hereto.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York, Toronto, Ontario or London England, and if the applicable Business Day is related to any calculation of the LIBOR Rate, such day must also be a day on which dealings are carried on in the London interbank market.
Cash Collateral Account shall mean a deposit account established in the name of the Borrower with the Bank entitled "Cincinnati Financial – Cash Collateral Account subject to Lien of Bank of Nova Scotia", or any other deposit account which the Borrower and the Bank subsequently agree shall be the Cash Collateral Account for purposes of this Agreement; provided, that with respect to any deposit account, to the extent that the Borrower has failed to enter into a deposit account control agreement in form and substance reasonably acceptable to the Bank within ten (10) Business Days of Bank requesting that Borrower enter into such a deposit account control agreement and providing the Borrower with the proposed form thereof, such deposit account shall cease to constitute a “Cash Collateral Account” for purposes of this Agreement until such time as the Borrower shall have entered into such a deposit account control agreement with respect thereto.
Cash Collateralization Date shall have the meaning specified in Section 6.1.17.
Cash Collateralize shall mean to deposit or deliver to a Cash Collateral Account, as collateral for the Letter of Credit Obligations, cash or deposit account balances. Cash Collateral shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
Certificate of Beneficial Ownership shall mean a certificate in the form attached hereto as Exhibit 7 or such other certificate in form and substance reasonably acceptable to the Bank and the Borrower, certifying, among other things, the Beneficial Owners of the Borrower.
Change in Law shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Closing Date shall mean February 25, 2019.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Commitment Fee shall have the meaning specified in Section 2.2.2.
Completion Date shall mean the date of the consummation of the Acquisition Transaction.
Completion Date Subsidiaries shall mean the entities listed under the heading “Completion Date Subsidiaries” on Schedule 4.1.2, which entities are to become Subsidiaries of the Borrower upon the consummation of the Acquisition Transaction on the Completion Date.
Compliance Certificate shall have the meaning specified in Section 6.3.4.
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated Debt shall mean the consolidated Indebtedness of the Borrower and its consolidated Subsidiaries, including without limitation the face value of any outstanding undrawn letter of credit and the principal amount of any Letter of Credit Borrowing, but excluding any obligation relating to an undrawn letter of credit that is issued in connection with a liability for which a reserve has been established by the Borrower and its consolidated Subsidiaries in accordance with GAAP.
Consolidated Net Worth shall mean, at any time, the consolidated shareholders’ equity of the Borrower and its Subsidiaries at such time.
Corporate Member shall mean Beaufort Dedicated No 2 Limited, a corporation incorporated under the laws of England & Wales, which is a Member.
Dollar and the symbol $ shall mean lawful money of the United States of America.
Economic Capital Assessment Requirement shall have the meaning given to it in the Lloyd's Membership and Underwriting Conditions and Requirements (Funds at Lloyd's) (M&URs);
EEA Member Country shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.
Eligible Asset Rules shall mean the eligible assets rules as set out in the Handbook (or as otherwise prescribed by Lloyd's from time to time).
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
EU Bail-In Legislation Schedule shall mean the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Event of Default shall mean any of the events described in Section 7.1 and referred to therein as an “Event of Default.”
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Letter of Credit Borrowing or LC Commitment pursuant to a law in effect on the date on which (i) the Bank acquires such interest in a Letter of Credit Borrowing or LC Commitment or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to the Bank's assignor immediately before the Bank became a party hereto or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank's failure to comply with Section 3.3.5 and (d) any U.S. federal withholding Taxes imposed under FATCA.
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Existing Asset shall have the meaning specified in the Substitution Letter.
Expiration Date shall mean February 26, 2023.
FAL LC Documents shall mean this Agreement, any Intercompany Subordination Agreement, any security agreement or control agreement entered into in connection with Cash Collateralizing the Letter of Credit Obligations as contemplated hereby and, from and after the Completion Date, any other instruments, certificates or documents delivered in connection herewith or therewith.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
FCPA shall mean the Foreign Corrupt Practices Act of 1977, as amended.
Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Financial Conduct Authority shall mean the Financial Conduct Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.
Funds at Lloyd's or FAL has the meaning given to it under paragraphs 16 and 17 of the Membership Byelaw (No. 5 of 2005).
GAAP shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.
Guaranty of any Person shall mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business; provided however, that term Guaranty shall not include (a) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (b) obligations with respect to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (c) obligations with respect to Policies.
Handbook means the Prudential Regulation Authority’s Rulebook and guidance or the Financial Conduct Authority Handbook of Rules and Guidance, as, in either case, is applicable (each as amended and replaced from time to time).
IFRS shall mean the International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”) (including those International Accounting Standards issued by the International Accounting Standards Committee (“IASC”) which have been adopted by the IASB, as well as interpretations of International Financial Reporting Standards developed by the International Financial Reporting Interpretations Committee (and predecessor bodies) and approved by the IASB, as endorsed by the European Union, from time to time in effect and applied on a consistent basis both as to classification of items and amounts.
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money; provided that Indebtedness shall not include (x) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business and (y) obligations with respect to Policies.
Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any FAL LC Document and (b) to the extent not otherwise described in (a), Other Taxes.
Indemnitee shall have the meaning specified in Section 8.3.2.
Information shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or such Subsidiary or any of their respective businesses, other than any such information that is available to the Bank on a non‑confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.
Insignificant Subsidiary shall mean any Subsidiary which has revenues in an amount less than 5% of the consolidated revenues of the Company and its Subsidiaries as of the end of the most recent fiscal quarter of the Company for which financial statements are available.
Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Insurance Code shall mean, with respect to any Insurance Company, the applicable insurance code or Law (including regulations) of such Insurance Company’s domicile which governs the licensing of companies who engage in the insurance or reinsurance business and the issuance of insurance or reinsurance.
Insurance Company shall mean any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any jurisdiction which regulates insurance and/ or reinsurance companies or the doing of an insurance and/ or reinsurance business therein.
Intercompany Subordination Agreement shall mean a Subordination Agreement among the Borrower and certain of its Subsidiaries in the form attached hereto as Exhibit 1.
IRS shall mean the Internal Revenue Service.
ISP98 shall mean the rules of the International Standby Practices (ICC Publication Number 590), as determined by the Bank.
Knowledge shall mean to the knowledge of any “named executive officer” (as defined in rules promulgated by the SEC) of the Borrower.
Law shall mean any law (including common law), constitution, statute, code, treaty, regulation, rule, ordinance, ruling, order, injunction, writ, decree or judgment, including the interpretation or administration thereof by any Official Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Official Body, in each case whether or not having the force of law.
LC Commitment shall mean the amount initially set forth opposite the Bank's name on Schedule 1.1(B) in the column labeled “Amount of LC Commitment for the Letter of Credit,” as such LC Commitment may thereafter be assigned or modified in accordance with the terms of this Agreement.
Letter of Comfort shall mean a comfort letter from Lloyd's substantially in the form set out in Exhibit 2 or in such other form as the Borrower and the Bank may otherwise agree.
Letter of Credit shall have the meaning specified in Section 2.1.
Letter of Credit Application shall mean an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by, or otherwise acceptable to, the Bank.
Letter of Credit Borrowing shall have the meaning specified in Section 2.2.3.
Letter of Credit Fee shall have the meaning specified in Section 2.2.2.
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under the Letter of Credit on such date plus, without duplication, the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date. For all purposes of this Agreement, if on any date of determination the Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98 (or another rule or contractual provision having a similar effect), the Letter of Credit shall be deemed to be outstanding in the amount so remaining available to be drawn.
LIBOR Rate shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if such rate would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.
LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.
Licenses shall have the meaning specified in Section 4.1.15.
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
Lloyd's shall mean the Society incorporated by the Lloyd's Act 1871 by the name Lloyd's.
Lloyd’s Syndicate Accounting Rules shall mean the Lloyd’s syndicate accounting rules within the meaning of the Definitions Byelaw (No. 7 of 2005).
Managed Syndicate shall mean Syndicate 318; provided, that, the Managed Syndicate shall at all times be managed by the Managing Agent.
Managing Agent shall mean Beaufort Underwriting Agency Ltd.
Material Adverse Change shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other FAL LC Document, (b) is material and adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (c) materially impairs the ability of the Borrower and its Subsidiaries, taken as a whole, to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Bank to enforce its legal remedies pursuant to this Agreement or any other FAL LC Document.
Member shall mean an underwriting member of Lloyd's.
Minimum Collateral Amount shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the aggregate amount of the Letter of Credit Obligations of the Bank with respect to the Letter of Credit issued and outstanding at such time (or for which Reimbursement Obligations exist) and (ii) otherwise, an amount determined by the Bank in its sole discretion.
Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
New York Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York.
Obligation shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Letter of Credit, or any other FAL LC Document whether to the Bank or its Affiliates or other persons provided for under such FAL LC Documents.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including Lloyd's), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Other Connection Taxes shall mean, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any FAL LC Document, or sold or assigned an interest in any Letter of Credit Borrowing or FAL LC Document).
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any FAL LC Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
Own FAL shall mean, in relation to the Corporate Member, such part of its FAL (if any) as is provided by the Borrower or the Corporate Member by way of cash and/or investments and/or covenant and charge or otherwise as permitted by Lloyd's from time to time (which shall be valued by Lloyd's in accordance with its usual practice), excluding any FAL provided in response to a Solvency Deficit.
Participant has the meaning specified in Section 8.8.4.
Participant Register shall have the meaning specified in Section 8.8.4.
Payment Date shall mean the last day of each calendar quarter ending after the date hereof and the Expiration Date.
Payment In Full shall mean the indefeasible payment in full in cash of all Obligations hereunder, termination of the LC Commitment and expiration or termination of the Letter of Credit.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
Permitted Liens shall mean:
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(v)    Liens on property leased by the Borrower or any of its Subsidiaries under capital and operating leases securing obligations of the Borrower or such Subsidiary to the lessor under such leases;
(vi)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(vii)    Liens securing obligations owed by the Borrower to any of its Subsidiaries or owed by any Subsidiary to the Borrower or any Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;
(viii)    Purchase Money Security Interests;
(ix)    The following, if (A) the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) they do not, in the aggregate, materially impair the ability of the Borrower to perform its Obligations hereunder or under the other FAL LC Documents:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the Borrower or its applicable Subsidiary maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or
(3)     Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;
(x)    Liens granted or subsisting under any deed or agreement required by Lloyd’s or the Prudential Regulation Authority to be executed or entered into by or on behalf of the Borrower or any of its Subsidiaries in connection with any of its Subsidiaries' insurance business at Lloyd's;
(xi)    Liens over or affecting any asset forming part of a trust fund (or, in the case of reinsurance recoveries or other things in action, whose proceeds will form part of a trust fund) which is held subject to the provisions of any deed or agreement of the kind referred to in clause (x) above, where that Lien is created to secure obligations arising under a Syndicate Arrangement;
(xii)    Liens in connection with funds on deposit with a state or an Applicable Insurance Regulatory Authority, or in connection with the collateralization of an obligation required by the same;
(xiii)    Liens granted under the FAL LC Documents; and
(xiv)    Liens not otherwise permitted by clauses (i) through (xiii) hereof; provided that (A) the aggregate amount of Indebtedness at any time secured thereby shall not exceed $25,000,000 and (B) the aggregate book value of the assets at any time subject to such Lien shall not exceed $50,000,000.
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
Policies shall mean all insurance and reinsurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Official Bodies) by any Insurance Company and any coinsurance agreements entered into or to be entered into by an Insurance Company.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Principal Office shall mean the main banking office of the Bank in Toronto, Ontario.
Prudential Regulation Authority shall mean the Prudential Regulation Authority in the United Kingdom and any regulatory body which succeeds to one or more of the functions and/or duties performed by it as at the date of this Agreement.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which Dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Bank in its reasonable discretion); provided that, for any day that is not a Business Day, the Published Rate for such day shall be the Published Rate as in effect on the most recent Business Day.
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to the Borrower or any of its Subsidiaries or deferred payments by the Borrower or such Subsidiary for the purchase of such tangible personal property.
Quarterly Monitoring Return shall mean the information to be provided by the Borrower in relation to the Managed Syndicate pursuant to Section 6.3.3 in the format agreed between the Bank and the Borrower on or before the date of this Agreement.
Realistic Disaster Scenario shall mean any realistic disaster scenario presented in a business plan prepared in relation to the Managed Syndicate under paragraph 35 of the Underwriting Byelaw (No. 2 of 2003) which shows the potential impact on the Managed Syndicate of a catastrophic event.
Reimbursement Date shall have the meaning specified in Section 2.2.3.
Reimbursement Obligation shall have the meaning specified in Section 2.2.3.
Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of the Borrower or any of its Subsidiaries in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any of its Subsidiaries for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
Resolution Authority shall mean any body which has authority to exercise any Write-down and Conversion Powers.
Return Deadline Date shall have the meaning specified in Section 6.1.17.
Sanctioned Country shall mean a country or territory which is subject to general, country wide trade, economic or financial sanctions or embargoes imposed, administered or enforced by:
(a)    the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the U.S. Department of State);
(b)    the United Nations;
(c)    the European Union;
(d)    Her Majesty’s Treasury, and the Foreign and Commonwealth Office of the United Kingdom;
(e)    Canada (including the Canadian Ministry for Foreign Affairs and Global Affairs Canada); or
(f)    any other relevant authority having jurisdiction over the Borrower, or any of its Subsidiaries, or the Bank, as applicable.
Sanctioned Person shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
SAP shall mean, as to each Insurance Company, the statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority for the preparation of its financial statements and other reports by insurance corporations of the same type as such Insurance Company in effect on the date such statements or reports are to be prepared.
SEC shall mean the United States Securities and Exchange Commission or any successor entity.
Solvency Deficit shall have the meaning given to it in the Lloyd's Membership and Underwriting Conditions and Requirements (Funds at Lloyd's) (M&URs).
Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Statements shall have the meaning specified in Section 4.1.6(i).
Statutory Statement shall mean, for any Insurance Company, for any fiscal year of such Insurance Company, the most recent Annual Statement or Quarterly Statement (if any) filed with the Applicable Insurance Regulatory Authority, which Statutory Statements shall be prepared in accordance with SAP.
Subordinated Funds at Lloyd's shall have the meaning specified in Section 2.3.2.
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.
Subsidiary Equity Interests shall have the meaning specified in Section 4.1.2.
Substitution Date shall mean the date on which the Letter of Credit issued hereunder replaces the Existing Asset upon a “Deemed Confirmation” in accordance with (and as defined in) the Substitution Letter.
Substitution Letter shall mean the substitution letter between Lloyd's, the Borrower and the other parties thereto substantially in the form set out in Exhibit 3 or in such other form as the Bank may otherwise agree.
Syndicate Arrangement shall mean any arrangement (whether pursuant to guarantees, letters of credit or otherwise) entered into by the Managing Agent on behalf of the Corporate Member, together with the other Members of the Managed Syndicate with respect to financing or reinsurance for the purposes of or in connection with the underwriting business carried on by all such Members of the Managed Syndicate.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Total FAL shall mean the total FAL requirement of the Corporate Member in respect of the Managed Syndicate, excluding any FAL provided in response to a Solvency Deficit.
Unused LC Commitment shall mean, at any time: (a) the Bank's LC Commitment at such time, minus (b) the Letter of Credit Obligation outstanding at such time.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Unfunded Solvency Deficit shall have the meaning specified in Section 2.4.3.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate has the meaning assigned to such term in Section 3.3.5.
Write-down and Conversion Powers shall mean:
(i)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(ii)    in relation to any other applicable Bail-In Legislation:
(a)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(b)    any similar or analogous powers under that Bail-In Legislation.
1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other FAL LC Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other FAL LC Document refer to this Agreement or such other FAL LC Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other FAL LC Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other FAL LC Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) section headings herein and in each other FAL LC Document are included for convenience and shall not affect the interpretation of this Agreement or such FAL LC Document; and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
1.3    Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate) or SAP, as the context requires, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP or SAP, as the case may be; provided, however, that all accounting terms used in Section 6.2 (and all defined terms used in the definition of any accounting term used in Section 6.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 4.1.6(i). If after the Borrower migrates to IFRS or there occurs any change in GAAP or in the application thereof that would affect the computation of any financial ratio or requirement set forth in any FAL LC Document and the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Bank notifies the Borrower that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then the parties hereto agree to endeavor, in good faith, to amend such ratio or requirement to preserve the original intent thereof in light of such change, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP as in effect and applied immediately before such migration or change.
1.4    Completion Date Subsidiaries. With respect to any condition, representation, warranty, covenant or Event of Default in this Agreement that relates to a Subsidiary of the Borrower, the Managing Agent, the Corporate Member or the Managed Syndicate, any such representation or warranty shall be deemed to be made in respect of any Subsidiary that is a Completion Date Subsidiary (including the Managing Agent and the Corporate Member), the Managed Syndicate or the Existing Asset, as applicable, as of the Completion Date and shall not, notwithstanding anything to the contrary in this Agreement, be made at any time prior to the Completion Date.
2.    LETTER OF CREDIT FACILITY
2.1    Letter of Credit Facility. The Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause an Affiliate that is a commercial bank and an Approved Credit Institution to issue on its behalf) a standby funds at Lloyd's letter of credit in Dollars, substantially in the form of Exhibit 4 (the “Letter of Credit”) for the benefit of Lloyd's to support the underwriting business of the Corporate Member at Lloyd's.
2.2    Letter of Credit.
2.2.1    Issuance of Letter of Credit. The Borrower may at any time during the Availability Period request the issuance of a Letter of Credit for the benefit of the Lloyd's for the purpose of supporting the underwriting business of the Corporate Member at Lloyd's, by delivering to the Bank a completed Letter of Credit Application, in such form as the Bank may specify from time to time, by no later than 11:00 a.m. at least two (2) Business Days, or such shorter period as may be agreed to by the Bank, in advance of the proposed date of issuance of the Letter of Credit. After receipt of a Letter of Credit Application complying with the terms of this Agreement, unless the Bank determines that one or more applicable conditions in Section 5 is not satisfied, then, subject to the terms and conditions hereof, the Bank or any of the Bank’s Affiliates will, in accordance with this Agreement, issue the Letter of Credit, provided that each Letter of Credit shall (A) be denominated in Dollars and (B) in no event expire later than the then current Expiration Date, and provided further that in no event shall the aggregate Letter of Credit Obligations and the Unused LC Commitment (including after giving effect to the issuance of the Letter of Credit) exceed, at any time the LC Commitment. The request by the Borrower for the issuance of the Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and each applicable condition in Section 5 shall be satisfied after giving effect to the requested issuance of the Letter of Credit. Promptly after its delivery of the Letter of Credit or any amendment to the Letter of Credit to the beneficiary thereof, the Bank will also deliver to the Borrower a true and complete copy of the Letter of Credit or amendment.
2.2.2    Letter of Credit Fees.
2.2.2.1    The Borrower agrees to pay to the Bank: (a) an upfront fee equal to 0.15% of the LC Commitment on the Closing Date, which upfront fee shall be nonrefundable when paid and shall be due and payable (x) 50%, on February 28, 2019 and (y) 50%, on the earliest to occur, if any, of (i) the Completion Date, (ii) the Cash Collateralization Date, or (iii) the failure of the Borrower to cause the Letter of Credit to be returned to the Bank on or prior to the Return Deadline Date as contemplated by clause (ii) of Section 6.1.17 (without giving effect to the proviso thereof); (b) on the last Business Day of the Availability Period, for the period from the Closing Date until the end of the Availability Period, a nonrefundable commitment fee (the “Commitment Fee”) equal to 0.20% (computed on the basis of a year of 365 days, and the actual number of days in such period) multiplied by the average amount by which, during the Availability Period, (i) the LC Commitment exceeds (ii) the Letter of Credit Obligations; and (c) subject to Section 8.4, in arrears on each Payment Date, a fee (the “Letter of Credit Fee”) calculated daily and equal to (i) the daily amount of the Letter of Credit Obligations on each day during such calendar quarter multiplied by (ii) the Applicable Letter of Credit Fee Rate (computed on the basis of a year of 365 days, and the actual number of days in such period).
2.2.2.2    All fees payable under this Section 2.2.2 shall be calculated and payable in Dollars.
2.2.3    Disbursements, Reimbursement. In the event of any request for a drawing under the Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Borrower thereof. The Borrower shall reimburse the Bank in Dollars prior to 12:00 noon (New York time) on the third New York Business Day (the "Reimbursement Date") immediately following the date on which an amount is paid by the Bank under the Letter of Credit by paying to the Bank the amount so paid by the Bank (such obligation to reimburse the Bank shall sometimes be referred to as a “Reimbursement Obligation”). In the event the Borrower fails to reimburse the Bank for the full amount of any drawing under the Letter of Credit by 12:00 noon (New York time) on the Reimbursement Date, the Borrower shall be deemed to have incurred from the Bank a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Each Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the LIBOR Rate plus 3.0%.
2.2.4    Documentation. The Borrower agrees to be bound by the terms of the Bank’s Letter of Credit Application and the Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments or supplements thereto.
2.2.5    Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under the Letter of Credit by the beneficiary thereof, the Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.
2.2.6    Nature of Reimbursement Obligations. The Obligations of the Borrower to reimburse the Bank upon a draw under the Letter of Credit, shall be absolute, unconditional and irrevocable. The Obligations of the Borrower shall be performed strictly in accordance with the terms of this Section 2.2 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which the Bank may have against the Borrower or any other Person for any reason whatsoever, or which the Borrower may have against the Bank or any of its Affiliates, or any other Person for any reason whatsoever;
(ii)    the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing or with the conditions set forth in Section 5.2, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing;
(iii)    any lack of validity or enforceability of the Letter of Credit;
(iv)    any claim of breach of warranty that might be made by the Borrower or the Bank against any beneficiary of the Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or the Bank may have at any time against a beneficiary, successor beneficiary any transferee or assignee of the Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Bank or its Affiliates or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or its Subsidiaries and the beneficiary for which the Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with the Letter of Credit, or any fraud or alleged fraud in connection with the Letter of Credit, or the transport of any property or provision of services relating to the Letter of Credit, in each case even if the Bank or any of its Affiliates has been notified thereof;
(vi)    payment by the Bank or any of its Affiliates under the Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit;
(vii)    the solvency of, or any acts or omissions by, any beneficiary of the Letter of Credit, or any other Person having a role in any transaction or obligation relating to the Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to the Letter of Credit;
(viii)    any failure by the Bank or any of its Affiliates to issue the Letter of Credit in the form requested by the Borrower, unless the Bank has received written notice from the Borrower of such failure within three (3) Business Days after the Bank shall have furnished the Borrower a copy of the Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;
(x)    any breach of this Agreement or any other FAL LC Document by any party thereto;
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the LC Commitment hereunder shall have been terminated;
(xiv)    any drawing of the Letter of Credit by Lloyd's contrary to the terms of the Comfort Letter, the Membership Byelaws or any other agreement to which Lloyd's is bound; and
(xv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.2.7    Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Bank and any of its Affiliates that has issued the Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Bank or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of the Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Bank as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Bank or any of Bank’s Affiliates of a proper demand for payment made under the Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.
2.2.8    Liability for Acts and Omissions. As between the Borrower and the Bank, or the Bank’s Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letter of Credit by, the respective beneficiaries of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank shall not be responsible for any of the following, including any losses or damages to the Borrower or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of the Letter of Credit, or any other party to which the Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon the Letter of Credit or any other claim of the Borrower against any beneficiary of the Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of the Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, email or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under the Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing under the Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Bank or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Bank’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Bank from liability for the Bank’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Bank or its Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to the Letter of Credit.
Without limiting the generality of the foregoing, the Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for the Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under the Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with the Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with the Letter of Credit fail to conform in any way with the Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Bank or its Affiliates under or in connection with the Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Bank or its Affiliates under any resulting liability to the Borrower.
2.3    Purpose and Application.
2.3.1    Purpose. The Letter of Credit issued hereunder (i) shall be requested by, and issued on behalf of, the Borrower and (ii) is intended to provide Funds at Lloyd's (excluding any Funds at Lloyd's in respect of any Solvency Deficit) for the general business at Lloyd's of the Corporate Member for the 2019 year of account and each prior open year of account of the Managed Syndicate. For so long as the Letter of Credit issued hereunder is deposited at Lloyd's, the Borrower shall cause the Letter of Credit to be used solely to provide Funds at Lloyd’s to support the general business at Lloyd’s of the Corporate Member for the 2019 year of account and each prior open year of account. The Bank shall not be obliged to monitor or verify such use by the Borrower or the Corporate Member.
2.3.2    Letter of Credit Subordinated . Each of the parties hereto agrees and acknowledges that, subject to the duties of Lloyd's as trustee of all Funds at Lloyd's and to any conditions and requirements prescribed under the Membership Byelaw (No. 5 of 2005) which are for the time being applicable, each Letter of Credit will, from and after the Substitution Date, provide Funds at Lloyd's for the Corporate Member which, to the extent within the Borrower’s control and in accordance with the Letter of Comfort, shall only be applied after all other Funds at Lloyd's of the Corporate Member (collectively, the "Subordinated Funds at Lloyd's") from time to time have been exhausted.
2.3.3    Application. From and after the Completion Date, the Borrower shall, to the extent within its control and in accordance with the Letter of Comfort, cause all other Funds at Lloyd's of the Corporate Member (including the Subordinated Funds at Lloyd's) to be applied to the fullest extent possible before any payment is made under any Letter of Credit.
2.4    Cash Collateral. The Borrower hereby grants to the Bank, as security for the Obligations under the FAL LC Documents, a security interest in all of Borrower’s right, title and interest in the Cash Collateral pledged, paid or delivered pursuant to this Section 2.4 or otherwise under this Agreement, and all deposit accounts into which such Cash Collateral is deposited, including the Cash Collateral Account. The Borrower further agrees to maintain such Cash Collateral in accordance with this Agreement.
2.4.1    Expiration Date Cash Collateralization. Upon the request of the Bank, if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount.
2.4.2    Mandatory Cash Collateralization. If at any time the aggregate amount of the Letter of Credit Obligations plus the Unused LC Commitment exceeds the LC Commitment, the Borrower shall, promptly after receipt of written notice thereof from the Bank, Cash Collateralize the Letter of Credit Obligations in an amount equal to such excess.
2.4.3    Unfunded Solvency Deficit Cash Collateralization. If, at any time, Funds at Lloyd's in respect of any Solvency Deficit have not been provided by (x) June 30 of any year, (y) December 31 of any year or (z) any ad hoc date as required by Lloyd’s, (an "Unfunded Solvency Deficit"), the Borrower will promptly Cash Collateralize the Letter of Credit Obligations in an amount equal to such Unfunded Solvency Deficit.
2.4.4    Tail Period Cash Collateralization. If the Bank delivers a notice of termination in respect of the Letter of Credit to Lloyd's, which notice confirms that the relevant Letter of Credit will terminate four (4) years from the date of such notice, the Borrower will, within five (5) New York Business Days from December 31 of the last account year agreed to have been supported by the Letter of Credit, Cash Collateralize the Letter of Credit Obligations in an amount equal to 100% of the Letter of Credit Obligations.
2.4.5    Further Cash Collateralization. If the Bank determines, at any time during which the Borrower is required to Cash Collateralize the Letter of Credit Obligations as provided herein, that (x) all or a portion of the Cash Collateral is subject to any right or claim of any Person other than the Bank as herein provided or (y) with respect to the Borrower’s obligation to Cash Collateralize Letter of Credit Obligations under Section 2.4.1 or Section 7.2, that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Bank, provide additional Cash Collateral to Bank in an amount equal to the amount of such Cash Collateral subject to such right or claim (in the case of the foregoing clause (x)) or in an amount sufficient to eliminate such deficiency (in the case of the foregoing clause (y)).
2.4.6    Termination of Requirement. If at any time the Bank determines that (x) the amount of Cash Collateral in the Cash Collateral Account exceeds the amount required to be provided by the Borrower hereunder or (y) the Cash Collateral (or any portion thereof) is no longer required to be held as Cash Collateral pursuant to this Section 2.4 the Bank shall promptly return such Cash Collateral (or the excess or other applicable portion thereof) to the Borrower by depositing the applicable amount into an account designated by the Borrower.
2.4.7    Borrower Cash Collateral Direction. At any time during which any Reimbursement Obligation or Letter of Credit Borrowing remains outstanding, the Borrower may, in its sole and absolute discretion, direct the Bank to apply all or a portion of the amounts held in the Cash Collateral Account to pay or satisfy such outstanding Reimbursement Obligation or Letter of Credit Borrowing in whole or in part. Upon the Bank’s receipt of any such direction, the Bank shall promptly, and in any event within one (1) Business Day thereof, apply such Cash Collateral in the amounts and in the manner so directed.
2.5    Reduction of LC Commitment. The LC Commitment which is an Unused LC Commitment at the end of the Availability Period shall be immediately cancelled.
2.6    Cancellation of the Letter of Credit. The Borrower shall have the right, upon notice to the Bank, without penalty or premium, to cause the cancellation of any undrawn Letter of Credit by causing the Letter of Credit to be returned to the Bank for cancellation (including upon the issuance of a “Stop Instruction” under and in accordance with the Substitution Letter), whereupon, upon such return of the Letter of Credit to the Bank, the LC Commitment shall be terminated and all accrued and unpaid Obligations shall be immediately due and payable and, upon payment thereof , this Agreement shall be deemed terminated (other than with respect to contingent indemnification obligations for which no claim has been asserted).
2.7    Obligations.Each Obligation (including Reimbursement Obligations) hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the LIBOR Rate plus 3.0% per annum from the time such Obligation becomes due and payable and until it is paid or satisfied in full. The Borrower acknowledges that the rates referred to in this Section 2.7 and Section 2.2.3 reflect, among other things, the fact that amounts not paid when due have a substantially greater risk of non-payment and that such rates reflect additional compensation for such risk as agreed between the Bank and Borrower; and all such interest shall be payable by the Borrower upon demand by the Bank.
3.    PAYMENTS AND INTEREST
3.1    Payments. Subject to Section 2.2.3, all payments and prepayments to be made in respect of Reimbursement Obligations, interest, Commitment Fees, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder shall be payable prior to 4:00 p.m. (New York time) on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Bank at the Principal Office in immediately available funds. The Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount owing under this Agreement and shall be deemed an “account stated.”
3.2    Increased Costs.

3.2.1    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (or of maintaining its obligation to issue the Letter of Credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, the Borrower agrees to pay to the Bank, as the case may be, such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.
3.2.2    Capital Requirements. If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank's holding company, if any, as a consequence of this Agreement, the LC Commitment of the Bank, or the Letter of Credit issued by the Bank, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy or liquidity requirement), then from time to time the Borrower will pay to the Bank, as the case may be, such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.
3.2.3    Certificates for Reimbursement; Repayment of Outstanding Obligations. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified in Sections 3.2.1 or 3.2.2 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.
3.2.4    Delay in Requests. Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.3    Taxes.
3.3.1    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any FAL LC Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Bank) requires the deduction or withholding of any Tax from any such payment by the Bank, then the Bank shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.3.2    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with Applicable Law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.
3.3.3    Indemnification by the Borrower. The Borrower shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.
3.3.4    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 3.3, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.
3.3.5    Status of the Bank. (i) If the Bank or any Participant is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any FAL LC Document, the Bank or such Participant, as applicable, shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank and each Participant, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Bank or any Participant is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.3.5(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the reasonable judgment of the Bank or a Participant (as applicable) such completion, execution or submission would subject the Bank or such Participant to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Bank or such Participant.
(ii) Without limiting the generality of the foregoing:

(A)    if a Participant is a U.S. Person, it shall deliver to the Borrower on the date it acquires its participation (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Participant is exempt from U.S. federal backup withholding tax;
(B)    the Bank shall and, if a Participant is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date of this Agreement (in the case of the Bank) or on the date it acquires its participation (in the case of a Participant) (and in either case from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(i) if the Bank or a Participant is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any FAL LC Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any FAL LC Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) if a Participant is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5-1 to the effect that the Participant is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) if the Bank or a Participant is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Participant is a partnership or other intermediary and one or more direct or indirect partners or members of the Participant are claiming the portfolio interest exemption, the Participant may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5-2 on behalf of each such direct and indirect partner or member;

(C)    The Bank and any Participant that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date of this Agreement (in the case of the Bank) or on the date it acquires its participation (in the case of a Participant) (and in either case from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to the Bank or a Participant under any FAL LC Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank or such Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank and/or such Participant shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Bank and each Participant has complied with the Bank’s and the Participants’ obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The Bank and each Participant agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

3.3.6    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3.6 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 3.3.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
3.3.7    Survival. Each party’s obligations under this Section 3.3 shall survive any assignment of rights by, or the replacement of, the Bank, the termination of the LC Commitment and the repayment, satisfaction or discharge of all obligations under any FAL LC Document.
3.4    Indemnity. In addition to the compensation or payments required by Section 3.2 or Section 3.3, the Borrower shall indemnify the Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Letter of Credit Borrowing, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which the Bank sustains or incurs as a consequence of any:
(i)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Letter of Credit Application under Section 2.2, or
(ii)    default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other FAL LC Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any Reimbursement Obligation, interest, Commitment Fee or any other amount due hereunder.
If the Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Bank ten (10) New York Business Days after such notice is given.
3.5    LIBOR.
3.5.1    LIBOR. Subject to 3.5.2, as used hereunder, the LIBOR Rate (or any successor rate adopted pursuant to Section 3.6) shall be calculated on each Business Day, and with respect to any day which is not a Business Day, the LIBOR Rate (or any such successor rate) shall be the rate calculated on the most recent Business Day for which the LIBOR Rate (or any such successor rate) was calculated.
3.5.2    LIBOR Rate Unascertainable. If on any date on which the LIBOR Rate (or any such successor rate) would otherwise be determined, the Bank shall have determined that adequate and reasonable means do not exist for ascertaining such LIBOR Rate (or any such successor rate), for the purposes of such date, any reference to the LIBOR Rate herein shall be deemed to be a reference to Federal Funds Effective Rate plus 0.5% for such date, as determined by the Bank.
3.5.3    Illegality. If on any date on which the LIBOR Rate (or any such successor rate) would otherwise be determined, the Bank shall have determined that the making, maintenance or funding of any loan (including any loan to fund the Bank's obligations in connection with any drawing of the Letter of Credit hereunder) based on the LIBOR Rate has been made impracticable or unlawful by compliance by the Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the LIBOR Rate that would otherwise apply shall be calculated at the Federal Funds Effective Rate plus 0.5%.
3.6    Successor LIBOR Rate Index .
3.6.1    LIBOR Termination. Notwithstanding anything herein to the contrary, if the Bank determines (which determination shall be final and conclusive, absent manifest error) that either that either (a) (i) (x) adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (y) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, and, in either case, such circumstances are unlikely to be temporary, or (ii) the circumstances set forth in clause (i) above have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or an Official Body having jurisdiction over the Bank has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans in Dollars, or (b) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated syndicated loans in Dollars in the U.S. market, then the Bank may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate hereunder, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the rate based on the replacement index will be substantially equivalent to the LIBOR Rate-based interest rate in effect prior to its replacement.
3.6.2    LIBOR Amendment. The Bank and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Bank, for the implementation and administration of the replacement index-based rate in accordance with Section 3.6.1.
3.6.3    Replacement Index. Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (a) will be determined with due consideration to the Bank's then-current market practice for determining and implementing a rate of interest for newly originated syndicated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate in each case for borrowers similarly situated to the Borrower, and (b) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.
3.6.4    Floor. Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
4.    REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties. The Borrower represents and warrants to the Bank as follows, provided that with respect to any Subsidiary that is a Completion Date Subsidiary (including the Managing Agent and the Corporate Member), the Managed Syndicate or the Existing Asset, such representations and warranties shall be made solely as provided in Section 1.4:
4.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. The Borrower and each of its Subsidiaries (i) is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in (x) its jurisdiction of organization and (y) except where the failure to be so qualified would not reasonably be expected to result in Material Adverse Change, each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other FAL LC Documents to which it is a party, to incur the Indebtedness contemplated by the FAL LC Documents and to perform its Obligations under the FAL LC Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all Applicable Laws (other than Environmental Laws which are specifically addressed in Section 4.1.13) in all jurisdictions in which the Borrower or any of its Subsidiaries is presently or will be doing business except where the failure to do so would not reasonably be expected to result in Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
4.1.2    Subsidiaries and Owners; Investment Companies. Schedule 4.1.2 states the name of each of the Borrower's Subsidiaries (other than Insignificant Subsidiaries) as of the Closing Date and as of the Completion Date, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”). The Borrower and each of its Subsidiaries has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”
4.1.3    Validity and Binding Effect. This Agreement and each of the other FAL LC Documents (i) has been duly and validly executed and delivered by the Borrower, and (ii) constitutes, or will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws and principles of equity affecting the enforcement of creditor’s rights.
4.1.4    No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other FAL LC Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the articles of incorporation, regulations or other organizational documents of the Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries. There is no default under such material agreement (referred to above) and neither the Borrower nor any of its Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or subject to any requirement of Law that would reasonably be likely to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is advisable or required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other FAL LC Documents, other than the filing of a Form 8-K upon entering into this Agreement and the FAL LC Documents.
4.1.5    Litigation. Except as routinely encountered in claims activity, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries at law or in equity before any Official Body as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in a Material Adverse Change.
4.1.6    Financial Statements.
(i)    Historical Statements. The Borrower has delivered to the Bank copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2018. In addition, the Borrower has delivered to the Bank copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2018 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries in all material respects as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
(ii)    Accuracy of Financial Statements. Neither the Borrower nor any of its Subsidiaries has any liabilities, contingent or otherwise (other than obligations under Policies), or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of its Subsidiaries which may reasonably be expected to result in a Material Adverse Change. Since December 31, 2018, no Material Adverse Change has occurred.
4.1.7    Margin Stock. Neither the Borrower nor any of its Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of the Letter of Credit has been or will be used by the Borrower or its Subsidiaries, immediately, incidentally or ultimately, for the purpose of purchasing or carrying margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States. Neither the Borrower, nor any of its Subsidiaries, holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or any of its Subsidiaries is or will be represented by margin stock.
4.1.8    Full Disclosure. Neither this Agreement nor any other FAL LC Document, nor any certificate, statement, agreement or other documents furnished to the Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.
4.1.9    Taxes. All Federal and state income tax returns, and all other material federal, state, local and other tax returns required to have been filed with respect to the Borrower and each of its Subsidiaries have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
4.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Except as set forth on Schedule 4.1.10, the Borrower and each of its Subsidiaries owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted by the Borrower or such Subsidiary, without known possible, alleged or actual conflict with the rights of others.
4.1.11    Insurance. The properties of the Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and each such Subsidiary in accordance with prudent business practice in the industry of the Borrower and each such Subsidiary.
4.1.12    ERISA Compliance. (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best Knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(ii)    No ERISA Event has occurred or is reasonably expected to occur; (a) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (b) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
4.1.13    Environmental Matters. To the Knowledge of the Borrower, the Borrower and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except for such noncompliance that would not in the aggregate reasonably be likely to result in a Material Adverse Change.
4.1.14    Solvency. Before and after giving effect to the transactions contemplated hereunder, including the issuance of the Letter of Credit issued hereunder, the Borrower is Solvent.
4.1.15    Insurance Licenses. No material license (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business of any Insurance Subsidiary (collectively, the “Licenses”) is the subject of a proceeding for suspension or revocation or any similar proceedings, to the best of Borrower’s Knowledge, there is no sustainable basis for such a suspension or revocation, and to the best of the Borrower’s Knowledge, no such suspension or revocation is threatened by any state insurance department.
4.1.16    Certificate of Beneficial Ownership. Each Certificate of Beneficial Ownership executed and delivered to the Bank by the Borrower from time to time, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof. The Borrower acknowledges and agrees that each Certificate of Beneficial Ownership is a FAL LC Document.
4.1.17    Corporate Member. The Corporate Member is duly authorized to underwrite business at Lloyd's.
4.1.18    Appointment as Managing Agent. The Managing Agent has been validly appointed to act as the managing agent at Lloyd's of each Member of the Managed Syndicate, and its appointment as such is in full force and effect.
4.1.19    Underwriting Standards and Investment Guidelines. The Managing Agent has at all material times adhered in all material respects to Lloyd's requirements with regards to the investment of syndicate funds.
4.1.20    Anti-Terrorism Laws. Neither the Borrower nor any its Subsidiaries (i) is a Sanctioned Person, or (ii) either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
4.1.21    Existing Asset. From and after the Substitution Date, neither the Borrower, nor any of its Subsidiaries, including the Completion Date Subsidiaries, will have any obligations (contingent or otherwise) in respect of the Existing Asset.
5.    CONDITIONS OF ISSUANCE OF THE LETTER OF CREDIT
The obligation of the Bank to issue the Letter of Credit hereunder is subject to the satisfaction of the following conditions:
5.1    Conditions to Effectiveness.
5.1.1    Deliveries. On the Closing Date, the Bank shall have received each of the following in form and substance satisfactory to the Bank:
(i)    A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Borrower set forth in this Agreement and made as of the Closing Date are true and correct in all material respects, (x) the Borrower is in compliance with each of the applicable covenants and conditions hereunder, and certifying compliance with the covenant set forth in Section 6.2.13 as of December 31, 2018 (in the form of such certification contained in the Compliance Certificate), (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Bank;
(ii)    A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to: (a) all action taken by the Borrower in connection with this Agreement and the other FAL LC Documents; (b) the names of the Authorized Officers authorized to sign the FAL LC Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in each state where organized or qualified to do business;
(iii)    This Agreement and each of the other FAL LC Documents signed by an Authorized Officer;
(iv)    A written opinion of counsel for the Borrower, dated the Closing Date and in form and substance satisfactory to the Bank;
(v)    All material consents required to effectuate the transactions contemplated hereby;
(vi)    Certified copies of the business plan for the 2019 year of account prepared in relation to the Managed Syndicate and (if separate) the Realistic Disaster Scenario relating thereto;
(vii)    A Letter of Comfort signed on behalf of Lloyd's;
(viii)    Evidence that, as of the Closing Date, Own FAL of the Corporate Member is no less than $19,398,830.23 and £60,427,866.83, combined;
(ix)    Evidence that a cash amount of no less than $19,398,830.23 and £60,427,866.83, combined, has been paid to Lloyd's for the purposes of forming part of the Own FAL of the Corporate Member;
(x)    Evidence that the Corporate Member is authorized or admitted by Lloyd's to underwrite business at Lloyd's;
(xi)    A certified copy of the reinsurance resume of the Managed Syndicate for the 2019 year of account and each year of account then open;
(xii)    A fully executed copy of the Substitution Letter; and
(xiii)    Such other documents in connection with such transactions as the Bank or its counsel may reasonably request.
5.2    The Letter of Credit. At the time of issuing the Letter of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties made by the Borrower shall then be true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the issuance of the Letter of Credit shall not contravene any Law applicable to the Borrower, the Bank or any of the Borrower’s Subsidiaries as of such issuance date, and (iv) the Borrower shall have delivered to the Bank a duly executed and completed Letter of Credit Application; provided that for the avoidance of doubt, the satisfaction of the above conditions with respect to any Subsidiary that is a Completion Date Subsidiary (including the Managing Agent and the Corporate Member), the Managed Syndicate or the Existing Asset shall not be a condition to the effectiveness of the Letter of Credit issued on or prior to the Completion Date.
6.    COVENANTS
The Borrower covenants and agrees that until Payment In Full, the Borrower shall comply at all times with the following covenants:
6.1    Affirmative Covenants.
6.1.1    Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries (other than Insignificant Subsidiaries) to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in (a) its jurisdiction of organization and (b) except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Change, each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except as otherwise expressly permitted in 6.2.5.
6.1.2    Payment of Liabilities, Including Taxes, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.3    Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Bank.
6.1.4    Maintenance of Properties and Leases. The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties and facilities material to its business, and from time to time, the Borrower will make or cause to be made all material repairs, renewals or replacements thereof.
6.1.5    Visitation Rights. The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Bank to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times as the Bank may reasonably request, provided that the Bank shall provide the Borrower with reasonable notice prior to any visit or inspection; provided, further, that unless an Event of Default exists, (x) the Bank shall only be entitled to one (1) such visit and inspection by the Bank and its officers, authorized employees or representatives per calendar year and (y) any such visit and inspection shall be at Bank’s cost and expense.
6.1.6    Keeping of Records and Books of Account. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP or IFRS, as applicable, and as otherwise required by Lloyd's and Applicable Laws of any Official Body having jurisdiction over the Borrower or any of its Subsidiaries, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
6.1.7    Compliance with Laws; Use of Proceeds. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws, including all Environmental Laws. The Borrower will use the Letter of Credit only in accordance with Section 2.3 and as permitted by Applicable Law.
6.1.8    Certificate of Beneficial Ownership and Other Additional Information. The Borrower shall provide to the Bank: (i) if required by the Beneficial Ownership Regulation, a fully-executed and delivered copy of a Certificate of Beneficial Ownership; (ii) upon the request of the Bank confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Bank, if any; (iii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Bank, when the individual(s) to be identified as a Beneficial Owner have changed; and (iv) such other information and documentation as may reasonably be requested by the Bank from time to time for purposes of compliance by the Bank with Applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and Anti-Money Laundering Laws), and any policy or procedure implemented by the Bank to comply therewith.
6.1.9    Lloyd's Syndicate Accounting Rules. From and after the Completion Date, the Borrower shall ensure that: (a) each annual report in respect of the Managed Syndicate delivered pursuant to Section 6.3.6.7(vii) is prepared: (i) in accordance with the Lloyd's Syndicate Accounting Rules applicable at the relevant time; and (ii) subject to paragraph (i) above, using generally applied accounting principles of the United Kingdom or IFRS, in each case, consistently applied; and (b) there is attached to each such annual report a Managing Agent’s report and underwriter’s report (or, if applicable, a combined report), each prepared in accordance with the Lloyd’s Syndicate Accounting Rules applicable at the relevant time.
6.1.10    Regulatory Compliance. From and after the Completion Date, the Borrower shall, and shall cause the Corporate Member to, ensure that each of them observes and complies with all applicable acts, byelaws and regulations (including, without limitation, under the Financial Services and Markets Acts 2000, the Lloyd's Acts 1871 to 1982, the Handbook, and any conditions or requirements prescribed thereunder) where the failure to observe or comply with which might reasonably be expected to have a Material Adverse Change.
6.1.11    Funds at Lloyd's Compliance. From and after the Completion Date, the Borrower shall (i) ensure the Funds at Lloyd's of the Borrower shall comply with the Eligible Asset Rules (provided that in the case of the Letter of Credit, the Bank remains an Approved Credit Institution); (ii) ensure that the Funds at Lloyd's of the Borrower shall be revalued in accordance with Lloyd's usual practice on a semi-annual basis and that the Funds at Lloyd's of the Corporate Member are applied in the manner described in Sections 2.3.2 and 2.3.3; and (iii) if there is at any time a shortfall in the Funds at Lloyd's of the Borrower, promptly remedy such shortfall in accordance with the applicable Membership Byelaws and rules and regulations as may be issued by Lloyd's from time to time.
6.1.12    Underwriting Standards and Investment Guidelines. From and after the Completion Date, the Borrower shall ensure that the Managing Agent makes no change to its standards for managing underwriting risk if it has or is reasonably like to have a Material Adverse Change and adheres in all material respects to Lloyd's requirements with regards to the investment of syndicate funds.
6.1.13    Minimum Ratings. The Borrower shall ensure that its long term issuer credit rating, as determined by A.M. Best Company, Inc., is not less than bbb.
6.1.14    Corporate Member. From and after the Completion Date, the Borrower shall ensure that the Corporate Member shall not undertake any business or activity other than insurance business at Lloyd's as a Member of any Managed Syndicate.
6.1.15    Business Plan. From and after the Completion Date, the Borrower shall ensure that there is no material change to the business plan submitted in accordance with Section 6.3.6.7(viii) without the prior written consent of the Bank.
6.1.16    Sanctions; Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Anti-Terrorism Laws and maintain in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with such laws.
6.1.17    Completion Date. The Borrower shall give the Bank prompt notice of the occurrence of the Completion Date. If the Completion Date has not occurred within 10 Business Days of the Closing Date, the Borrower shall, on or prior to such 10th Business Day following the Closing Date, notify the Bank in writing that the Completion Date has not occurred and whether the Borrower intends to (i) Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, or (ii) return, or cause the return, to the Bank of the Letter of Credit issued hereunder. If option (i) above is elected, the Borrower shall, within 13 Business Days of the Closing Date, Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount (the date on which the Borrower Cash Collateralizes (or if earlier, is required to Cash Collateralize) the Letter of Credit pursuant to this clause (i), the "Cash Collateralization Date"). If option (ii) above is selected, the Borrower shall (x) within 30 Business Days of the Closing Date (the “Return Deadline Date”), return, or cause the return, to the Bank of the Letter of Credit issued hereunder; provided, that if the Borrower has delivered a “Stop Instruction” under and in accordance with the Substitution Letter prior to the Return Deadline Date and the Letter of Credit has nevertheless not been returned on or prior to the Return Deadline Date, the Borrower may, until the Letter of Credit is returned to Bank, Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, and (y) on or before the Return Deadline Date, pay to the Bank any and all accrued and unpaid fees, costs and expenses due hereunder. For the avoidance of doubt, if option (ii) of this Section 6.1.17 is selected, upon return of the original Letter of Credit to the Bank, and payment of any and all fees, costs, expenses or other Obligations owed to the Bank hereunder, this Agreement shall be deemed to be of no further force and effect, other than with respect to provisions that expressly survive termination.
6.2    Negative Covenants.
6.2.1    Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the FAL LC Documents;
(ii)    Existing Indebtedness as set forth on Schedule 6.2.1 (including any refinancings, extensions or renewals thereof); provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 6.2.1;
(iii)    Indebtedness incurred with respect to Purchase Money Security Interests and capitalized leases;
(iv)    Indebtedness arising under any Syndicate Arrangement;
(v)    Indebtedness of the Borrower to any of its Subsidiaries which is subordinated pursuant to the Intercompany Subordination Agreement;
(vi)    Indebtedness between wholly-owned Subsidiaries;
(vii)    Guaranties of Indebtedness of associates/agents of the Insurance Companies in the ordinary course of business; and
(viii)    Additional Indebtedness of the Borrower and each Insurance Company, so long as at the time of incurrence thereof, the Borrower is in pro forma compliance with Section 6.2.13 and there is no Event of Default or Potential Default after giving effect to such additional Indebtedness.
6.2.2    Liens; Lien Covenants. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
6.2.3    Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties by the Borrower of Indebtedness permitted hereunder and Guaranties permitted under Section 6.2.1.
6.2.4    Dividends and Related Distributions. The Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), unless no Event of Default under Section 7.1.1 shall have occurred and be continuing at the time of such dividend or distribution.
6.2.5    Liquidations, Mergers, Consolidations, Acquisitions. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, other than dissolution, liquidation, winding up, merger or consolidation by an Insignificant Subsidiary so long as all assets of such Insignificant Subsidiary are transferred to the Borrower or another Subsidiary of the Borrower; provided that any Subsidiary of the Borrower may consolidate or merge into the Borrower or another wholly-owned Subsidiary of the Borrower or (b) acquire all or substantially all of the capital stock or assets of another Person unless, in the case of either (a) or (b), at such time and immediately after giving effect thereto, no Potential Default or Event of Default exists or would result therefrom; provided, that the Borrower shall be permitted to consummate the Acquisition Transaction.
6.2.6    Dispositions of Assets or Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries (other than Insignificant Subsidiaries) to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 6.2.6 as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its assets or sell or assign with or without recourse any receivables, other than any sale, conveyance, assignment, lease or abandonment (a) in the ordinary course of business or (b) to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Borrower), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions permitted by this clause (b) previously consummated during the same fiscal year of the Borrower (as determined in good faith by the board of directors or senior management of the Borrower), does not constitute more than 3.0% of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently ended fiscal year of the Borrower.
6.2.7    Affiliate Transactions. The Borrower shall not, and shall not cause or permit its Subsidiaries to directly or indirectly enter into or permit to exist any transaction defined by Section 404(a) of Regulation S-K under the Securities Act of 1933 with any Affiliate or with any director or executive officer of the Borrower, except (a) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) payment of reasonable compensation to officers for services actually rendered to the Borrower or any of its Subsidiaries, (c) payment of reasonable compensation to directors and (d) transactions approved by the audit committee of the Borrower.
6.2.8    Continuation of or Change in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) engage in any business other than in substantially the same fields of enterprise as it is presently conducted, substantially as conducted and operated by the Borrower or such Subsidiary during the present fiscal year, and the Borrower or such Subsidiary shall not permit any material change in such business, or (b) change its form of organization, including a division into two or more entities.
6.2.9    Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.
6.2.10    Changes in Organizational Documents. The Borrower shall not, and shall not permit any of its Subsidiaries (other than Insignificant Subsidiaries) to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in any manner that may be materially adverse to the Bank without obtaining the prior written consent of the Bank.
6.2.11    Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any FAL LC Document, (ii) agreements entered into with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business or any requirement imposed or required by any Applicable Insurance Regulatory Authority, (iii) provisions in partnership agreements, shareholders agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements or (iv) customary restrictions imposed under contracts (including Policies and insurance contracts) or trust agreements, in each case, entered into in the ordinary course of business, including any Indebtedness permitted by Section 6.2.1(ii).
6.2.12    Anti-Terrorism Laws. The Borrower is not, nor shall it be (i) a Person with whom the Bank is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Borrower shall provide to Bank any certifications or information that the Bank requests to confirm compliance by the Borrower with Anti-Terrorism Laws.
6.2.13    Consolidated Debt to Total Capitalization. Not permit the ratio of (a) the principal amount of Consolidated Debt to (b) the sum of (i) Consolidated Net Worth plus (ii) Consolidated Debt to exceed 0.35 to 1.0 as of the end of each fiscal quarter of the Borrower.
6.2.14    Own FAL. From and after the Completion Date, the Borrower shall not permit the Own FAL of the Corporate Member to be less than (i) on the Completion Date, 10% of Total FAL, and (ii) thereafter, the applicable requirements of Lloyd's from time to time.
6.2.15    Third Party FAL. From and after the Completion Date, the Borrower shall not (and shall ensure that none of its Subsidiaries will) enter into any credit agreement, reinsurance agreement or other similar arrangement pursuant to which Funds at Lloyd's are to be provided for the Corporate Member without the prior consent of the Bank.
6.3    Reporting Requirements. The Borrower will furnish or cause to be furnished to the Bank:
6.3.1    Quarterly Financial Statements. As soon as available and in any event within sixty (60) calendar days after the end of each of the first three fiscal quarters in each fiscal year, a copy of its Form 10-Q filed with the SEC, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, shareholder’s equity and cash flows for the fiscal quarter then ended, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied and fairly presenting the consolidated results of operations and cash flows of the Borrower as at the end of such fiscal quarter.
6.3.2    Annual Financial Statements. As soon as available and in any event within one hundred eighty (180) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail, audited and accompanied by a report and opinion of by independent certified public accountants of nationally recognized standing. The opinion and report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of the Borrower under any of the FAL LC Documents.
6.3.3    Quarterly Monitoring Return. From and after the Completion Date, as soon as the same become available but, in any event within 3 days of their being filed with Lloyd's, the Quarterly Monitoring Return for the Managed Syndicate.
6.3.4    Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Bank pursuant to Sections 6.3.1 and 6.3.2, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 6.
6.3.5    Unfunded Solvency Deficit . If, at any time from and after the Completion Date, any Unfunded Solvency Deficit exists, immediately provide notice of the occurrence of such Unfunded Solvency Deficit and confirm the value of such Unfunded Solvency Deficit as a percentage of the Corporate Member's Economic Capital Assessment Requirement for all open years of account.
6.3.6    Notices.
6.3.6.1    Default. Promptly after the Borrower has Knowledge of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.
6.3.6.2    Litigation. Promptly and in any event within ten (10) days after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any of its Subsidiaries which, if adversely determined, is reasonably likely to result in a Material Adverse Change.
6.3.6.3    Lloyd's Litigation. From and after the Completion Date, promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower or any of its Subsidiaries, including the Corporate Member or any actual or threatened intervention by Lloyd's, the Prudential Regulation Authority or the Financial Conduct Authority, and which would, if adversely determined, have a Material Adverse Change.
6.3.6.4    Demands for Payment of FAL. From and after the Completion Date, upon service on the Corporate Member by Lloyd's (or any other trustee for the time being of such Funds at Lloyd's) of a written demand for the payment of a sum on account of its Funds at Lloyd's, immediately provide notice of such occurrence.
6.3.6.5    Managing Agent Request for Funds. From and after the Completion Date, promptly upon becoming aware of it, notice that the Managing Agent has made a request for funds of the Corporate Member in its capacity as a Member of a Managed Syndicate before applying the Funds at Lloyd's of the Corporate Member in payment of any claims, expenses or outgoings made or incurred in connection with its underwriting business.
6.3.6.6    ERISA Event. Promptly and in any event within ten (10) days after the occurrence of any ERISA Event, notice of such ERISA Event.
6.3.6.7    Other Reports. Promptly upon their becoming available to the Borrower:
(i)    Management Letters. Copies of any final reports including final management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit.
(ii)    Statutory Statements. Within 15 days after the filing of Statutory Statements by any Insurance Borrower, a copy of such Statutory Statements of such Insurance Borrower for the relevant fiscal year.
(iii)    Licenses. Within five (5) New York Business Days of such notice, notice of actual suspension, termination or revocation of any material License of the Insurance Subsidiaries by any Official Body or of receipt of notice from any Official Body notifying the Borrower or any Subsidiary of a hearing (which is not withdrawn within ten (10) days) relating to such a suspension, termination or revocation, including any request by an Official Body which commits the Borrower or any Subsidiary to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of the Borrower to conduct its business.
(iv)    SEC Reports; Shareholder Communications. Copies of Forms 10-K and 10-Q, registration statements and prospectuses filed by the Borrower with the Securities and Exchange Commission.
(v)    Insurance Code. Promptly upon obtaining Knowledge thereof, notice of any actual or proposed material changes in the Insurance Code governing the investment or dividend practices of any Insurance Company.
(vi)    Annual Budget and Cashflow Statements. From and after the Completion Date, as soon as the same become available following the production of each syndicate business forecast, but in any event within 5 New York Business Days of their being filed with Lloyd's, its annual consolidated budget and cashflow statements for that forthcoming financial year.
(vii)    Annual Reports for the Managed Syndicate. From and after the Completion Date, as soon as the same become available, but in any event within 120 days after the end of each year of account of the Managed Syndicate, annual reports in respect of the Managed Syndicate.
(viii)    Business Plan and Realistic Disaster Scenarios for the Managed Syndicate. From and after the Completion Date, as soon as the same become available, but in any event within 5 New York Business Days of the date prescribed by Lloyd's with respect to the preparation and dispatch thereof, the business plan prepared in relation to the Managed Syndicate and (if separate) the Realistic Disaster Scenarios relating thereto.
(ix)    Reinsurance Resume for the Managed Syndicate. From and after the Completion Date, as soon as the same become available, but in any event by January 31 of every year, the reinsurance resume of the Managed Syndicate for each year of account then open.
(x)    Lloyd's Solvency Statement. From and after the Completion Date, as soon as the same become available, but in any event within 5 New York Business Days of receipt from Lloyd's, the annual solvency statements prepared by Lloyd's for the Managed Syndicate.
(xi)    Misc. Information. From and after the Completion Date, as soon as the same become available, but in any event within 5 New York Business Days of delivery to Lloyd's or the other relevant Official Body, such other exceptional financial reports that the Managed Syndicate or Corporate Member is required to delivery to Lloyd's or such other Official Body.
(xii)    Other Information. Such other reports and information as the Bank may from time to time reasonably request.
6.3.6.8    Syndicate Arrangements. From and after the Completion Date, promptly after the incurrence of any Indebtedness arising under a Syndicate Arrangement, notice of such incurrence of Indebtedness arising under a Syndicate Arrangement, including the amount thereunder.
6.3.6.9    Electronic Delivery. Documents required to be delivered pursuant to this Section 6.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website (so long as Bank is notified in writing of such posting); or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website to which the Bank has access (so long as Bank is notified in writing of such posting) or made publicly available on the website of the SEC.
7.    DEFAULT
7.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
7.1.1    Payments Under FAL LC Documents . The Borrower shall fail to pay (a) when due, any Reimbursement Obligation or (b) within two (2) New York Business Days after the same shall become due, any other Letter of Credit Obligation, any other Obligation or any other amount owing hereunder or under the other FAL LC Documents;
7.1.2    Breach of Warranty . Any representation or warranty made at any time by the Borrower herein or in any other FAL LC Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
7.1.3    Breach of Negative Covenants or Visitation Rights. The Borrower shall default in the observance or performance of any covenant contained in Section 6.1.5 or Section 6.2;
7.1.4    Breach of Other Covenants. The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other FAL LC Document and such default shall continue unremedied for a period of thirty (30) days after (a) the Borrower obtains Knowledge thereof or (b) written notice thereof from the Bank to the Borrower;
7.1.5    Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any of its Subsidiaries may be obligated as a borrower or guarantor in excess of $50,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived or amended) or the termination of any commitment to lend;
7.1.6    Final Judgments or Orders. Any final, nonappealable judgments or orders involving a liability in excess of $50,000,000 (after the application of any applicable insurance or reinsurance coverage) in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
7.1.7    FAL LC Document Unenforceable. Any of the FAL LC Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the FAL LC Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby;
7.1.8    Proceedings Against Assets. The Borrower's or any of its Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;
7.1.9    Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and such failure has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change.
7.1.10    Change of Control. (a) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 50% or more of the voting capital stock of the Borrower; or (b) during any period of 12 consecutive months a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
7.1.11    Regulatory Orders . Any Insurance Subsidiary becomes subject to a corrective order or similar document issued by an Applicable Insurance Regulatory Authority which cites or otherwise references its financial impairment, or failure to meet minimum levels of statutory capital or surplus and such failure is not cured within thirty (30) days of the date of such corrective order or similar document;
7.1.12    Solvency Test. From and after the Completion Date, the Corporate Member fails as a Member to maintain its capital resources requirement calculated by Lloyd's and notified to it in accordance with the Handbook and that failure has not been remedied within 7 New York Business Days of such failure;
7.1.13    The Borrower's Business. From and after the Completion Date, the Corporate Member ceases to carry on the business of underwriting insurance at Lloyd's;
7.1.14    Withdrawal of the Permission/Authority of the Managing Agent. From and after the Completion Date, Lloyd's, the Prudential Regulation Authority and/or the Financial Conduct Authority (as appropriate) withdraws the permission and/or authority of the Managing Agent to act as a managing agent at Lloyd's or to manage any Managed Syndicate;
7.1.15    Managing Agent Ceases to Act. From and after the Completion Date, the Managing Agent ceases to act as a managing agent at Lloyd's unless a substitute managing agent is appointed (on terms acceptable to the Bank) in place of the Managing Agent pursuant to the Underwriting Bylaw (No.2 of 2003);
7.1.16    Insurers (Reorganization and Winding Up)(Lloyd's) Regulations 2005. From and after the Completion Date, a "Lloyd's Market Reorganisation Order" is made by the English courts in relation to the "association of underwriters known as Lloyd's" as each of those terms is defined in the Insurers (Reorganisation and Winding Up) (Lloyd's) Regulations 2005 and (a) the Borrower is an "affected market participant" (as defined in the Insurers (Reorganisation and Winding Up) (Lloyd's) Regulations 2005); or (b) such "Lloyd's Market Reorganisation Order" would be reasonably likely to have a Material Adverse Change;
7.1.17    Financial Services and Markets Act 2000. From and after the Completion Date, either (a) a failure by Lloyd's (or, where appropriate, the Members of Lloyd's taken together) to satisfy the solvency requirements to which it is or they are subject by virtue of Part XIX of the Financial Services and Markets Act 2000, the Handbook or any statutory provision enacted after the date of this agreement and a failure to comply with any binding requirement to rectify the position within the time period permitted for such rectification; or (b) the authorization or permission granted to Lloyd's to carry on a regulated activity pursuant to the Financial Markets and Services Act 2000 is withdrawn, removed, revoked or cancelled by the Prudential Regulation Authority or the Financial Conduct Authority, which, in either such case, in the reasonable opinion of the Bank, is reasonably likely to have a Material Adverse Change;
7.1.18    Insurance Licenses. (i) Any one or more Licenses of the Insurance Subsidiaries shall be suspended, limited or terminated or shall not be renewed and such action would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change or (ii) from and after the Completion Date, Lloyd's, the Prudential Regulation Authority, the Financial Conduct Authority or any other relevant authority withdraws any license or consent necessary for the conduct of the Corporate Member's business of underwriting insurance at Lloyd's and that license or consent is not immediately replaced so as to enable the Corporate Member to, without cessation, continue the conduct of the Corporate Member's business of underwriting insurance at Lloyd's; or
7.1.19    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) the Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
7.2    Consequences of Event of Default.
7.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 7.1.1 through 7.1.18 shall occur and be continuing, the Bank shall be under no obligation to issue the Letter of Credit and the Bank may (i) by written notice to the Borrower, declare any unpaid fees and all other Indebtedness of the Borrower to the Bank hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in the Cash Collateral Account, as Cash Collateral for its Obligations under the FAL LC Documents, an amount necessary to cause the balance thereof to be no less than the Minimum Collateral Amount; and
7.2.2    Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 7.1.19 shall occur, the Bank shall be under no obligation to issue Letter of Credit, the Borrower shall immediately deposit in the Cash Collateral Account, as Cash Collateral for its Obligations under the FAL LC Documents, an amount necessary to cause the balance thereof to be no less than the Minimum Collateral Amount, and the unpaid principal amount of the Letter of Credit Borrowings then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Bank hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
7.2.3    Set-off. If an Event of Default shall have occurred and be continuing, the Bank, each of its Affiliates and any Participant is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Bank, any such Affiliate or any such Participant to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other FAL LC Document to the Bank, Affiliate or Participant, irrespective of whether or not the Bank, Affiliate or Participant shall have made any demand under this Agreement or any other FAL LC Document and although such Obligations of the Borrower may be contingent or unmatured are owed to a branch or office of the Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of the Bank, its Affiliates and Participants under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank, its Affiliates and Participants may have. The Bank agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
7.2.4    Application of Proceeds. From and after the date on which the Bank has taken any action pursuant to this Section 7.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Bank from the exercise of any other remedy by the Bank, shall be applied as follows:
(i)    first, to reimburse the Bank for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Bank in connection with collection of any Obligations of the Borrower under any of the FAL LC Documents;
(ii)    second, to the repayment of all Obligations then due and unpaid of the Borrower to the Bank or its Affiliates incurred under this Agreement, whether of Reimbursement Obligations, interest, fees, expenses or otherwise and to Cash Collateralize the Letter of Credit Obligations in an amount not less than the Minimum Collateral Amount, in such manner as the Bank may determine in its discretion; and
(iii)    the balance, if any, as required by Law.
8.    MISCELLANEOUS
8.1    Modifications, Amendments or Waivers. No modification, amendment or waiver of any provision of this Agreement or any other FAL LC Document nor consent to any departure by the Bank or the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Bank in exercising any right, power, remedy or privilege under this Agreement or any other FAL LC Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Bank under this Agreement and any other FAL LC Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
8.3    Expenses; Indemnity; Damage Waiver.
8.3.1    Costs and Expenses. The Borrower agrees to pay (i) all out‑of‑pocket expenses incurred by the Bank and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Bank), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other FAL LC Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out‑of‑pocket expenses incurred by the Bank in connection with the issuance, amendment, renewal or extension of the Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Bank (including the reasonable fees, charges and disbursements of any counsel for the Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other FAL LC Documents, including its rights under this Section, or (B) in connection with the Letter of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit, and (iv) subject to Section 6.1.5, all reasonable out-of-pocket expenses of the Bank’s regular employees and agents engaged periodically to perform audits of the Borrower’s books, records and business properties.
8.3.2    Indemnification by the Borrower. The Borrower shall indemnify the Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other FAL LC Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Bank to honor a demand for payment under the Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the FAL LC Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other FAL LC Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
8.3.3    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other FAL LC Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Letter of Credit or the use of the proceeds thereof.
8.3.4    Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
8.4    Holidays. Whenever any payment or action to be made or taken hereunder shall be stated to be due on a day which is not a Business Day or New York Business Day, such payment or action shall be made or taken on the next following Business Day or New York Business Day, respectively, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action, except that any amount due hereunder shall be due on the Business Day or New York Business Day, as the case may be, preceding the Expiration Date if the Expiration Date is not a Business Day or a New York Business Day, respectively.
8.5    Notices; Effectiveness; Electronic Communication.
8.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 8.5.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 8.5.2, shall be effective as provided in such Section.
8.5.2    Electronic Communications. Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Bank. The Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the foregoing, any report, notice, information or other document to be delivered by the Borrower pursuant to Section 6.3 may be delivered electronically in accordance with Section 6.3.6.8.
8.5.3    Change of Address, Etc. Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
8.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
8.7    Duration; Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in Section 3 and Section 8.3, shall survive Payment In Full. All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment In Full.
8.8    Successors and Assigns.
8.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank and Bank may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.8.2, (ii) by way of participation in accordance with the provisions of Section 8.8.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.8.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.8.4 and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
8.8.2    Assignments by the Bank. The Bank may at any time assign to one or more assignees all but not less than all of its rights and obligations under this Agreement (including all but not less than all of its LC Commitment); provided that any such assignment shall be subject to the following conditions:
(i)    Required Consents. The consent of the Borrower shall be required for any assignment (such consent not to be unreasonably withheld or delayed) unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of the Bank or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Bank within five (5) Business Days after having received notice thereof.
(ii)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver an Assignment and Assumption Agreement.
(iii)    Approved Credit Institution. No such assignment shall be made to any assignee which is not an Approved Credit Institution.
(iv)    Tax Forms. The parties to each assignment shall execute and deliver to the Borrower the applicable tax forms required by Section 3.3.5
From and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of the Bank under this Agreement, and the Bank shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the Bank’s rights and obligations under this Agreement, the Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2, and 8.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by the Bank of rights or obligations under this Agreement that does not comply with this Section 8.8.2 shall be treated for purposes of this Agreement as a sale by the Bank of a participation in such rights and obligations in accordance with Section 8.8.4.
8.8.3    Register. The Bank, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the assignees, if any, and the LC Commitment of, and amounts owing to, each assignee pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower and the Bank and any assignee may treat each Person whose name is in such register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any assignee, at any reasonable time and from time to time upon reasonable prior notice.
8.8.4    Participations. The Bank may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Bank’s rights and/or obligations under this Agreement (including all or a portion of its LC Commitment and/or the amounts owing to it hereunder); provided that (i) the Bank’s obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which the Bank sells such a participation shall provide that the Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver to this Agreement or any other FAL LC Document with respect any increase to the LC Commitment, extension of the Expiration Date, time for payment of the Letter of Credit Fee or reduction of the Applicable Letter of Credit Fee Rate. Subject to Section 8.8.5, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.2 to the same extent as if it were the Bank and had acquired its interest by assignment pursuant to Section 8.8.2. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 7.2.3 as though it were the Bank.
If the Bank sells a participation, it shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the amounts of each Participant’s interest in the obligations under the FAL LC Documents (the “Participant Register”); provided that the Bank shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any FAL LC Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
Section 3.3.5 shall apply to each Participant as if it had acquired its interest by assignment pursuant to Section 8.8.2.
8.8.5    Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 3.2, 3.3 or 8.3 than the Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a U.S. Person shall not be entitled to the benefits of Section 3.3 unless the Borrower is notified of the participation sold to such Participant.
8.8.6    Certain Pledges; Successors and Assigns Generally. The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.
8.9    Confidentiality.
8.9.1    General. The Bank agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other FAL LC Document or any action or proceeding relating to this Agreement or any other FAL LC Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The terms of this Section 8.9.1 shall terminate 2 years following the Expiration Date.
8.9.2    Sharing Information With Affiliates of the Bank. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more Subsidiaries or Affiliates of the Bank and the Borrower hereby authorizes the Bank to share any information delivered to the Bank by the Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 8.9.1.
8.10    Counterparts; Integration; Effectiveness.
8.10.1    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other FAL LC Documents, and any separate letter agreements with respect to fees payable to the Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof that bear the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.
8.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
8.11.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Letter of Credit shall be governed by, and interpreted in accordance with, English law.
8.11.2    SUBMISSION TO JURISDICTION. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other party hereto or any of their Related Parties in any way relating to this Agreement or any other FAL LC Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (provided that the foregoing shall not affect any right that the Bank may have under Applicable Law to bring any action or proceeding relating to the Letter of Credit, the Cash Collateral Account or other properties of the Borrower in the courts of another jurisdiction), and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
8.11.3    WAIVER OF VENUE. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other FAL LC Document in any court referred to in Section 8.11.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
8.11.4    SERVICE OF PROCESS. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
8.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FAL LC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FAL LC DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
8.12    USA Patriot Act Notice. The Bank, to the extent it is subject to the USA Patriot Act, hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the USA Patriot Act.
8.13    Contractual Recognition of Bail-In. Notwithstanding any other term of any FAL LC Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts that any liability of any party hereto to any other party hereto under or in connection with the FAL LC Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(i)    any Bail-In Action in relation to any such liability, including (without limitation);
(A)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(B)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(C)    a cancellation of any such liability; and
(ii)    a variation of any term of any FAL LC Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

709155153 12403011

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

CINCINNATI FINANCIAL CORPORATION,     as Borrower

By: /s/ Michael J. Sewell
Name: Michael J. Sewell
Title: Chief Financial Officer

709155153 12403011
Credit Agreement
Signature Page

THE BANK OF NOVA SCOTIA, as Bank
By: /s/ Eli Mou
Name: Eli Mou
Title: Managing Director

709155153 12403011
Credit Agreement
Signature Page